UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2007

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

3050 Post Oak Blvd., Suite 695, Houston, Texas 77056

Address of principal executive offices

Registrant’s telephone number: (713) 888-0895

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities

On June 5, 2007, we completed the sale of an additional 36,000 shares of our 10% Senior Redeemable Convertible Preferred Stock (“Additional Shares”) to Jefferies & Company, Inc. (the “Initial Purchaser”) for an aggregate purchase price of $36 million pursuant to that option previously granted to the Initial Purchaser under that certain purchase agreement, dated May 1, 2007, between us and the Initial Purchaser (the “Purchase Agreement”). A copy of the Purchase Agreement was attached as Exhibit 99.1 to our Current Report on Form 8-K previously filed with the Securities and Exchange Commission (“SEC”) on May 4, 2007. Capitalized terms contained herein and not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

The rights, preferences, powers, limitations and other terms of the Additional Shares are set forth in that Certificate of Designations filed by us with the Secretary of State of the State of Delaware on May 15, 2007 (the “Certificate of Designations”). A summary of such rights, preferences and other terms are set forth in our Current Report on Form 8-K previously filed with the SEC on May 21, 2007, to which a copy of the Certificate of Designations is attached as Exhibit 4.5 thereto.

The Additional Shares are subject to that Preferred Stock Registration Rights Agreement, dated May 15, 2007, previously executed by us whereby we agreed to have filed and declared effective a registration statement covering the Preferred Stock (including any Additional Shares) and the shares of our common stock issuable upon conversion of the Preferred Stock (and any Additional Shares). Failure by us timely to file and/or have declared effective such registration statement will result in the imposition of certain penalties, in either cash or additional shares of our common stock. A copy of the Preferred Stock Registration Rights Agreement was filed as Exhibits 10.2 to our Current Report on Form 8-K previously filed with the SEC on May 21, 2007.

The Additional Shares were not registered under state or federal securities laws at the closing and were offered and sold by the Company to the Initial Purchaser pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) provided by Section 4(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2007	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

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